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                                               SCHEDULE 13D

                                                                       EXHIBIT 2

                                Voting Agreement

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                                VOTING AGREEMENT

                  This VOTING AGREEMENT (this "Agreement") dated as of December 20, 2002, among the Parties signatory hereto (the "Parties").

                  WHEREAS, Halsey Drug Co., Inc., a New York corporation (the "Company"), has entered into the Debenture Purchase Agreement dated of even date herewith (the "Purchase Agreement"), by and among the Company, Care Capital Investments II, LP ("Care Capital"), Essex Woodlands Health Ventures V, L.P. ("Essex") and other signatories thereto, providing for the issuance by the Company of 5% Convertible Senior Secured Debentures due March 31, 2006 (the "2002 Debentures") in the aggregate principal amount of $35,000,000; and

                  WHEREAS, Care Capital and Essex will purchase $5,000,000 and $5,000,000, respectively, in principal amount of the 2002 Debentures pursuant to the terms of the Purchase Agreement; and

                  WHEREAS, the Company does not have enough authorized and unreserved shares of its Common Stock, $.01 par value per share (the "Common Stock") available for issuance upon the conversion of the 2002 Debentures; and

                  WHEREAS, the Purchase Agreement contemplates that the purchasers of the 2002 Debentures shall have the right to vote as part of a single class with all holders of the Company's common stock on an as-converted basis; provided, however, that for so long as Care Capital holds any 2002 Debentures, such voting rights shall not apply to Care Capital; and

                  WHEREAS, the Company desires to amend its Certificate of Incorporation to provide for (a) an increase in the number of shares of its Common Stock in order to reserve a sufficient number of shares for issuance upon the conversion of the Debenture; and (b) the as-converted voting rights to the holders of the 2002 Debentures (including the proviso set forth in the immediately preceding recital); and

                  WHEREAS, as additional consideration for the investment by Care Capital and Essex, the Purchase Agreement provides that so long as Care Capital and Essex remain a holder of the 2002 Debentures, the Parties desire to vote their Securities (as defined below) in such a manner so as to elect a Care Capital nominee and an Essex nominee to the Board of Directors of the Company.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Parties hereto agree as follows:

                  1. Amendment to Company's Certificate of Incorporation. At the Company's next upcoming Annual Meeting of Shareholders, each Party hereto will vote all (x) shares of Common Stock; (y) 5% Convertible Senior Secured Debentures issued pursuant to that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between the Company and the purchasers listed on the signature page thereto (the "1998 Debentures"), and (z) 5%

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Convertible Senior Secured Debentures issued pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between the Company and the purchasers listed on the signature page thereto (the "1999 Debentures", and together with the 1998 Debentures, the "Existing Debentures") (collectively with the shares of the Company's Common Stock, issuable upon conversion of the Existing Debentures, the "Securities") then owned by such Party in favor of the following proposed amendments to the Company's Certificate of Incorporation:

                  (a) Increasing the number of shares of the Company's Common Stock authorized for issuance from 80,000,000 to such number as shall equal the sum of (i) the Company's issued and outstanding Common Stock, plus
                           (ii) the number of shares of Common Stock issuable upon the conversion and exercise of the Company's outstanding convertible securities, plus (iii) the number of shares of Common Stock issuable upon conversion of the 2002 Debentures and the exercise of the Watson Warrant (as such term is defined in the Purchase Agreement), plus (iv) 50 million shares, as such sum shall be rounded up to the nearest whole five million shares; and

                  (b) Providing that the holders of the 2002 Debentures shall have the right to vote as part of a single class with all holders of the Common Stock of the Company on all matters to be voted on by such stockholders with each holder having such number of votes as shall equal the number of votes they would have had such holders converted the entire outstanding principal amount of the 2002 Debentures immediately prior to the record date relating to such vote.

                  2. Election of Care Capital Nominee and Essex Nominee. From the date hereof, each Party and Care Capital and Essex (each of Care Capital and Essex, and their permitted transferees and assigns, being referred to herein as a "Designating Party") agree as follows:

                  (a) Each Party holding Securities shall vote its Securities, and take or cause to be taken such other actions, as may be required from time to time to elect to the Board of Directors of the Company one person designated by each Designating Party. Without limiting the generality of the foregoing, at each annual meeting of the shareholders of the Company, and at each special meeting of the shareholders and debentureholders of the Company called for the purpose of electing directors of the Company, and at any time at which the shareholders and debentureholders of the Company have the right to elect directors of the Company, in each such event, each Party shall vote all Securities owned by them (or shall consent in writing in lieu of a meeting of shareholders and debentureholders of the Company, as the case may be), or take such other actions as shall be necessary, to elect the Designating Party's designee as a director of the Company in accordance with the preceding provisions of this Section 2(a);

                  (b) Each Party shall take all actions necessary to remove forthwith the director

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                           designated by a Designating Party when such removal
                           is requested for any reason, with or without cause, by such Designating Party. In the case of the death, resignation or removal as herein provided of a Designating Party's designee, each Party shall vote all Securities held by it to elect another person designated by such Designating Party pursuant to
                           Section 2(a);

                  (c) Each Party hereby agrees that it will not vote any of its Securities in favor of the removal of any director that shall have been designated by a Designating Party, unless the Designating Party that has designated such director shall have consented to such removal in writing.

                           In the event that any Party shall fail to vote the Securities held by it in accordance with Section 2(a) and (b), such Party shall, upon such failure to so vote, be deemed immediately to have granted to each Designating Party a proxy to vote its Securities solely for the election of the nominee of such Designating Party or the removal of such Designating Party's designated director, as the case may be. Such Party acknowledges that each such proxy granted hereby, including any successive proxy, if necessary, is being given to secure the performance of an obligation hereunder, is coupled with an interest, and shall be irrevocable until such obligation is performed;

                  (d) No Party shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Securities held by such Party, or enter into any shareholder agreement or arrangement of any kind with any person with respect to the Securities held by such person that is, in either case, inconsistent with the terms of this Agreement (whether or not such agreement and arrangement was or is with other shareholders of the Company that are or are not parties to this Agreement);

                  (e) The Company shall take, or cause to be taken, such actions as may be required from time to time to establish and maintain executive, audit and compensation committees of the Board of Directors, as well as such other committees of the boards of directors of the Company as the Board of Directors shall determine, having such duties and responsibilities as are customary for such committees. The designees of each Designating Party shall be, if so requested by such Designating Party in its sole discretion, a member of each such committee; and

                  (f) The rights and obligations provided in this Section 2 shall be applied separately for each Designating Party, with the rights of a Designating Party terminating on the date such Designating Party ceases to be a holder of the 2002 Debentures.

                  3. Liability. No Party who shall vote or consent or withhold consent or make

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a request with respect to any Securities subject to this Agreement on, to or from any matter in compliance with the terms hereof that shall, as a result of any such vote or consent or withholding of consent or making of a request, have any obligation or liability to any other Party (whether such other Party shall also vote or consent or withhold consent or make a request with respect to any Securities, then subject to this Agreement).

                  4. Certain Remedies. Without intending to limit the remedies available to any of the Parties, each Party agrees that damages at law will be an insufficient remedy in the event such Party violates the terms hereof or the powers granted hereunder and each of the Parties hereto further agrees that each of the other Parties hereto may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, any of such Party's agreements or the powers granted hereunder set forth herein.

                  5. Representations. Each Party represents and warrants to each other Party that this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with its terms, and will not result in any (a) violation or breach of, or be in conflict with, each Party's respective organizational documents or material contracts, or (b) violation of any statutes, laws, rules, regulations, orders or judgments applicable to such Party.

                  6. Transfer of Securities. Except as otherwise set forth in the Transaction Documents (as defined in the Purchase Agreement), nothing shall prohibit or in any manner restrict any Party's ability to freely transfer, assign, convey, or otherwise dispose of or convert its Securities; provided, however, that upon the transfer, assignment, conveyance or disposition of any Securities by a Party, such transferring Party shall cause the Person to which the Securities are transferred, assigned, conveyed or otherwise disposed to agree to be bound by the terms hereof..

                  7. Term. This Agreement and the Parties' obligations hereunder shall continue in effect for so long as Care Capital and Essex owns any 2002 Debentures.

                  8. Amendment. (a) Any term of this Agreement or the powers granted hereunder may be amended and the observance of any such term or power may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Care Capital and Essex and the holders of a majority of the Securities then subject to this Agreement.

                  (b) This Agreement and the powers granted hereunder may be terminated only with the written consent of Care Capital, Essex and all Parties hereto.

                  9. Binding Effect. (a) This Agreement and the powers granted hereunder shall be binding upon, and shall inure to the benefit of, Care Capital, Essex and the Parties.

                  (b) Nothing in this Agreement or the powers granted hereunder shall obligate any Party hereto, in his or her capacity as an employee, officer or director of the Company or any of its subsidiaries, to take or refrain from taking any action in any such capacity or shall otherwise affect the rights or obligations of any such party in any such capacity.

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                  10.      Notices. All notices, demands or other communications
given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, to the address for each Party as provided on the signature pages hereto, or to such other address as any such Party shall designate in writing at the address hereinabove provided. Any such notice, demand or communication shall be deemed to have been given (a) on the date of delivery, if delivered personally, (b) on the date of facsimile transmission, receipt confirmed, (c) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery or (d) five business days after the date of mailing, if mailed.

                  11. Miscellaneous. The section headings herein are inserted for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement and the powers granted hereunder contain the entire agreement among the Parties hereto with respect to the matters contemplated herein. If for any reason any provision hereof shall be invalid, unenforceable or inoperative, the validity and effect of the other provisions hereof shall not be affected herein. This Agreement may be executed in one or more counterparts, and by the Parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective as to each signatory hereto upon the execution and delivery hereof by such signatory. This Agreement and the powers granted hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                            [SIGNATURE PAGES FOLLOW]

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         IN WITNESS WHEREOF, each of the Parties hereto has executed this
Agreement on the date first above written.

ORACLE STRATEGIC PARTNERS, L.P.            GALEN PARTNERS III, L.P.
By: Oracle Strategic Capital               By: Claudius, L.L.C., General Partner
L.L.C.,                                    610 Fifth Avenue, 5th Fl.
General Partner                            New York, New York 10019
200 Greenwich Avenue
3rd Floor
Greenwich, CT 06830

__________________________________         _____________________________________
By: Joel Liffmann                          By: Srini Conjeevaram
Its: Authorized Agent                      Its: General Partner

GALEN EMPLOYEE FUND III, L.P.              GALEN PARTNERS INTERNATIONAL III,
By: Wesson Enterprises, Inc.               L.P.
610 Fifth Avenue, 5th Floor                By: Claudius, L.L.C., General Partner
New York, New York 10020                   610 Fifth Avenue, 5th Floor
                                           New York, New York 10020

__________________________________         _____________________________________
By: Bruce F. Wesson                        By: Srini Conjeevaram
Its: General Partner                       Its: General Partner

MICHAEL REICHER TRUST                      ROBERT W. BAIRD & CO., INC., TTEE
c/o Halsey Drug Co., Inc.                  FBO Michael K. Reicher IRA
695 North Perryville Rd.                   c/o Halsey Drug Co., Inc.
Crimson Building #2                        695 North Perryville Rd.
Rockford, Ill. 61107                       Crimson Building #2
                                           Rockford, Ill. 61107

__________________________________         _____________________________________
By: Michael K. Reicher                     By: Robert W. Baird
Its: Trustee                               Its: Trustee

PETER CLEMENS
c/o Halsey Drug Co., Inc.
695 North Perryville Rd.
Crimson Building #2
Rockford, Ill.  61107

__________________________________

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  ACKNOWLEDGED AND CONSENTED TO
  as of the date set forth above by:

ESSEX WOODLANDS HEALTH VENTURES V, L.P.,
By: Essex Woodlands Heath Ventures V, L.L.C.,
    its General Partner
190 South LaSalle Street
Suite 2800
Chicago IL 60603

__________________________________
Name: Immanuel Thangaraj
Title: Managing Director

CARE CAPITAL INVESTMENTS II, LP
By: Care Capital II, LLC, General Partner
47 Hulfish Street, Suite 310
Princeton, NJ 08542

__________________________________
By: David R. Ramsay
Its: Authorized Signatory

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                                Consent of Spouse

                  The undersigned, as the spouse of the Party who is the signatory to the foregoing Voting Agreement, hereby consents to, confirms and ratifies the terms of, and powers granted pursuant to, the foregoing Voting Agreement, and agrees to be bound by all the Party's obligations under the foregoing Agreement.

                                               _________________________________

                                               Spouse of________________________

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